Exhibit 99.8

EMPLOYMENT SEPARATION AND RELEASE AGREEMENT

This Employment Separation and Release Agreement (this “Agreement”), dated as of January 11, 2019 is entered into by and between Intersections, Inc., a Delaware corporation (the “Company”), and Michael R. Stanfield (the “Employee”) (each of the foregoing individually a “Party” and collectively the “Parties”).

WHEREAS, the Company and Employee entered into that certain Amended and Restated Employment Agreement, dated January 10, 2017, and subsequently amended on December 6, 2017 (the “Employment Agreement”);

WHEREAS, the Company, WC SACD One Parent, Inc., a Delaware corporation (the “Parent”), and WC SACD One Merger Sub, Inc., a Delaware corporation, have entered into an Agreement and Plan of Merger, dated as of October 31, 2018 (the “Merger Agreement”);

WHEREAS, upon the consummation of the transactions contemplated by the Merger Agreement (the “Merger”), the Company became a subsidiary of Parent and, following the Merger, Parent became a subsidiary of WC SACD One, Inc.;

WHEREAS, the Employee’s service as an employee and the President and Executive Chairman of the Company ceased as of January 11, 2019, the date on which the Merger was consummated (the “Effective Date”);

WHEREAS, in connection with such termination of the Employee’s employment with the Company, the Employee shall receive such payments and benefits as are set forth in this Agreement;

WHEREAS, Employee acknowledges receipt of $16,442.31 which constitutes payment of the Employee’s current base salary through the Effective Date; and

WHEREAS, Employee and the Company wish to enter into this Agreement to facilitate a smooth transition for Employee and the Company and an amicable employment separation.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, Employee and the Company hereby agree as follows:

1.          Release.

(a)         Subject to the terms of this Agreement, and in exchange for the consideration set forth in Section 2 of this Agreement, Employee, on behalf of himself and his heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of its and one or more of their current, former or future principals, officers, directors, shareholders, owners, members, partners, managers, agents, consultants, advisors, representatives and employees, and each of their respective affiliates, and each of any above listed person’s heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, losses, demands, actions, causes of action, accounts, covenants, contracts, agreements, undertakings, duties, responsibilities, damages, acts, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (individually, a “Claim” and collectively, “Claims”), which Employee ever had, now has, or may hereafter claim to have against any Releasee by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time he signs this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any Claims with respect to Employee’s entitlement to any wages, salary, bonuses, benefits, payments, or other forms of compensation, including but not limited to any stock or other security or derivative security issuable by the Company, any option to acquire equity of the Company or any other form of equity-based compensation (including, but not limited to, the 2014 Stock Incentive Plan of the Company and awards granted pursuant to such plan); any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Employee may have arising under the common law; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Virginia Human Rights Act , the Virginians with Disabilities Act, the Virginia Equal Pay law, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act, the Virginia Fraud Against Taxpayers Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, and the Virginia Right-to-Work Law, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Employee (including, but not limited to, the Employment Agreement), and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Employee’s employment relationship, or the termination of his employment, with the Company.

(b)          For the purpose of implementing a full and complete release, Employee understands and agrees that this Agreement is intended to include all claims, if any, which Employee may have and which Employee does not now know or suspect to exist in his favor against any of the Releasees and this Agreement extinguishes those claims.

(c)          Employee acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising out of his employment by the Company (including all obligations owed under the Employment Agreement), and no further sums are owed to him by the Company or by any of the other Releasees at any time other than as expressly set forth in Section 2 of this Agreement. Employee represents and warrants that Employee has not filed, and Employee will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any Claim before any federal, state, local or other administrative agency or court or governmental body or representative against any Releasee, concerning any act or omission occurring prior to the signing of this Agreement. Nothing in this Agreement, however, shall be construed as prohibiting Employee from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or participating in an investigation or proceeding conducted by the EEOC, although Employee hereby agrees that he is waiving any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any such investigation or proceeding conducted by the EEOC. Employee also hereby agrees that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by any of the Releasees.

(d)          Notwithstanding the foregoing, nothing in this Section 1 shall be deemed to release or waive (i) Employee’s right to enforce the terms of this Agreement, (ii) Employee’s right to enforce on his behalf the terms of the agreements set forth in Appendix A; (iii) any claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance or (iv) Employee’s rights to indemnification or advancement of expenses under the Employment Agreement, the Company’s organizational documents or under any applicable directors and officers liability insurance policy with respect to Employee’s liability as an employee, director or officer of the Company.

2.          Consideration. Subject to Employee’s execution and non-revocation of this Agreement prior to the sixtieth (60th) day following the Effective Date, the Company shall provide to Employee the following payments pursuant to Section 6(i) of the Employment Agreement:

(a)          A cash payment of $2,992,500 representing the “Severance Payments” (as defined in the Employment Agreement) to be paid no later than the Payment Date (as defined in that certain Rabbi Trust Agreement by and among the Company, Employee and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company as trustee, dated January 11, 2019); and

(b)          Payments or reimbursements of the cost of medical benefit continuation (on the same basis and at the same cost as such benefits are provided to senior executives of the Company as of the Effective Date) for Employee and any covered dependents for up to thirty (30) months following the Effective Date; provided, that if the Company determines in good faith that its payment of such cost will result in the imposition of excise taxes or penalties on the Company and/or the insurance carrier with respect to such medical benefits, then the Company shall not pay (or reimburse) such cost and the Company shall provide an economically equivalent benefit or payment, to the extent that such benefit or payment is consistent with applicable law and will not result in the imposition of such excise taxes or penalties.

3.          Consultation with Attorney; Voluntary Agreement; Acknowledgement. The Company advises Employee to consult with an attorney of his choosing prior to signing this Agreement. Employee understands and agrees that he has been given twenty-one (21) days to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. Employee understands and agrees that he has seven (7) days after signing this Agreement to revoke this Agreement by delivering a written notice to the Company pursuant to Section 4 of this Agreement. Employee also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above. Employee acknowledges and agrees that the payments set forth in Section 2 are sufficient consideration to require him to comply with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1. Employee represents that he has read this Agreement, including the General Release set forth in Section 1 and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

4.          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth below:

To the Company:	Intersections, Inc.
c/o iSubscribed Inc.
15 Network Drive
Burlington, Massachusetts 01803
Attention: Blake Cunneen
Facsimile: (617) 818-1887
E-mail: Blake@isubscribed.com

with a copy to:	Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, CA 90067
Attn: Ari Lanin; Benyamin Ross
Email: ALanin@gibsondunn.com; BRoss@gibsondunn.com

To Michael Stanfield:	Michael Stanfield
P.O. Box 2183
Middleburg, VA 20118
Email: MStanfield@intersections.com

with copy to:	Davis & Gilbert LLP
1740 Broadway
New York, NY 10019
Attn: Ralph W. Norton
Email: rnorton@dglaw.com

5.          Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

6.          Successors; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties, their legal representatives and successors and assigns. However, the Employee’s performance hereunder is personal to the Employee and shall not be assignable by Employee. The Company may assign this Agreement and its rights and obligations to any affiliate or to any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise.

7.          Entire Agreement; Amendments; Waivers. This Agreement contains the entire understanding of the parties with respect to, and supersedes all prior agreements and understandings relating to, the subject matter hereof. This Agreement supersedes the terms of the Employment Agreement, except for the rights and obligations set forth under Sections 7 and 9 (other than Section 9(j)), which shall remain in effect in accordance with their terms. This Agreement may be modified only by a written instrument duly executed by each Party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the Party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

8.          Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to principles of conflicts of law. The Parties hereby irrevocably consent to the jurisdiction of the federal and state courts located in the Eastern District of Virginia or Fairfax County, Virginia, and by the execution and delivery of this Agreement, each of the Parties hereto accepts for itself the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any proceedings, and waives any objection to venue laid therein. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT HE OR IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT.

9.          Attorneys’ Fees. Employee and the Company agree that in any dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

10.          Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

11.          Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on the date set forth above.

INTERSECTIONS, INC.

By:	/s/ Ronald L. Barden
Name:	Ronald L. Barden
Title:	Chief Financial Officer

MICHAEL STANFIELD
/s/ Michael R. Stanfield

Appendix A

Consulting Agreement, dated January 11, 2019, by and between Employee and the Company

Rabbi Trust Agreement, dated January 11, 2019, by and among the Company, Employee and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company as trustee

Nonqualified Stock Option Agreement (Base Award), dated January 11, 2019, by and between WC SAC Holdings, Inc., a Delaware corporation, and Employee

Nonqualified Stock Option Agreement (Director Award), dated January 11, 2019, by and between WC SAC Holdings, Inc., a Delaware corporation, and Employee

Indemnification Agreement, dated January 11, 2019, by and between Employee and WC SACD One, Inc., a Delaware corporation

The Voting Agreement, dated as of January 4, 2019, by and among WC SACD One, Inc., a Delaware corporation; each Original Stockholder (as defined therein) that is listed on Schedule A-1 thereto; and each Rollover Stockholder (as defined therein and including Employee) that is listed on Schedule A-2 thereto (together with the Original Stockholders and any subsequent stockholder or option holders, or transferees, who become parties to the Voting Agreement pursuant to Sections 9.1 or 9.2 thereof, the “Stockholders”)

The Put and Call Agreement, dated as of January 11, 2019, by and among WC SACD One, Inc., a Delaware corporation, and each Rollover Stockholder (as defined therein and including Employee)

The Investors’ Rights Agreement, dated as of January 4, 2019, by and among (i) WC SACD One, Inc., a Delaware corporation; (ii) each Investor (as defined therein); (iii) effective upon the Rollover, each Rollover Stockholder (as defined therein and including Employee); and (iv) any subsequent stockholder that becomes a party to the Investors’ Rights Agreement in accordance with Section 5.9 thereof

The Exchange Agreement, dated as of January 11, 2019, by and among WC SACD Holdings, Inc., a Delaware corporation, and each Transferor (as defined therein and including Employee)